Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the
Allianz Variable Insurance Products Fund of Funds Trust:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio
December 10, 2013